EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lipocine Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-220942, 333-190897, 333-197421, 333-191695, 333-214492 and 333-226664) on Forms S-3 and S-8 of Lipocine Inc. of our report dated March 12, 2018, with respect to the consolidated balance sheet of Lipocine Inc. as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Lipocine Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 6, 2019